Exhibit 99.1

Chemtura Announces Closing of Upsized Offering of 5.75% Senior

Notes Due 2021 and Settlement of Concurrent Tender Offer and

Consent Solicitation for 7.875% Senior Notes Due 2018

PHILADELPHIA, Pa., July 23, 2013 — Chemtura Corporation (NYSE/EuroNext Paris: CHMT) (“Chemtura” or the “Company”) announced today that it has closed a public offering of $450 million aggregate principal amount of 5.75% Senior Notes due 2021 (the “Notes”), which represents an increase from the previously announced offering size of $400 million. The offering was made pursuant to the Company’s automatic shelf registration statement on Form S-3, including a prospectus and an applicable prospectus supplement related to the offering, filed with the Securities and Exchange Commission (the “SEC”). These documents may be obtained by visiting EDGAR on the SEC’s website at www.sec.gov. Copies of the prospectus supplement and accompanying base prospectus may also be obtained by contacting Citigroup, Brooklyn Army Terminal, 140 58th Street, Brooklyn, New York 11220 or by telephone at (800) 831-9146 or by email at batprospectusdept@citigroup.com.

Chemtura also announced today the settlement of its previously announced cash tender offer and consent solicitation with respect to any and all of its outstanding $455 million aggregate principal amount of 7.875% Senior Notes due 2018 (the “2018 Notes”). The tender offer and consent solicitation were subject to the satisfaction or waiver of certain conditions, including, among others, the consummation of a future offering of unsecured senior debt securities by the Company, on terms and conditions acceptable to the Company, in its sole discretion, yielding net proceeds in an amount sufficient to fund all of its obligations under the tender offer and consent solicitation. As of July 23, 2013, these conditions were satisfied and, pursuant to the terms and conditions of the tender offer and consent solicitation as set forth in the Company’s Offer to Purchase and Consent Solicitation Statement, dated June 10, 2013 (as amended, supplemented or otherwise modified, the “Offer to Purchase”), the Company accepted for purchase, using the net proceeds from the sale of the Notes, all $354,391,000 (or approximately 77.89%) of the outstanding aggregate principal amount of 2018 Notes that had been tendered on or prior to 4:00 p.m., New York City time, on July 19, 2013 (the “Expiration Date”).

The amendments to the indenture governing the 2018 Notes contained in the supplemental indenture, dated as of June 21, 2013 (the “Consent Date”), became operative upon today’s acceptance of the tendered 2018 Notes by the Company pursuant to the terms and conditions described in the Offer to Purchase. 2018 Notes not tendered and purchased pursuant to the tender offer will remain outstanding, and the holders thereof will be bound by the amendments contained in the supplemental indenture even though they have not consented to such amendments.

Subject to the terms and conditions set forth in the Offer to Purchase, holders who validly tendered their 2018 Notes on or prior to the Consent Date will receive the total consideration of $1,117.50 per $1,000 principal amount of 2018 Notes accepted for purchase, which includes a consent payment of $30.00 per $1,000 principal amount of 2018 Notes. Holders who validly tendered their 2018 Notes after the Consent Date but on or prior to Expiration Date will receive the tender offer consideration of $1,087.50 per $1,000 principal amount of 2018 Notes accepted for purchase. Holders of 2018 Notes tendered after the Consent Date will not receive the consent payment. In addition, holders of all 2018 Notes accepted for purchase by the Company will receive accrued and unpaid interest up to, but not including, July 23, 2013.

Citigroup Global Markets Inc. acted as the dealer manager and solicitation agent and D.F. King & Co., Inc. acted as the tender agent and information agent for the tender offer and consent solicitation. Requests for documents may be directed to D.F. King & Co., Inc. at (800) 829-6551 (toll-free) or (212) 269-5550 (collect). Questions regarding the tender offer and consent solicitation may be directed to Citigroup Global Markets Inc. at (800) 558-3745 (toll-free) or (212) 723-6106 (collect).

This press release is for informational purposes only and does not constitute an offer to buy or a solicitation of an offer to sell or a solicitation of consents with respect to any securities, and should not be deemed to be an offer to sell or a solicitation of an offer to buy any securities of the Company. The Notes offering was made only by means of a written prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended, and was not made to any person in any jurisdiction in which the offer, solicitation or sale would be unlawful. The tender offer and consent solicitation were made only pursuant to the terms of the Offer to Purchase and were not made in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction.

About Chemtura Corporation

Chemtura, with 2012 net sales of $2.6 billion,1 is a global manufacturer and marketer of specialty chemicals, agrochemicals and pool, spa and home care products.

[1]	2012 net sales of $2.6 billion reflects discontinued operations treatment for the sale of Chemtura’s Antioxidants business.

Contacts

Investors:

Dalip Puri

Vice President, Investor Relations and Treasurer

(203) 573-2153

Media:

John Gustavsen

Manager, Corporate Communications

(203) 573-3224

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